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                                                                   Exhibit 10.26

                                FLEET BANK, N.A.

                             REVOLVING CREDIT NOTE


                            Office 175 Water Street
$5,000,000                  Address: New York, NY 10038   as of December 1, 1996


     FOR VALUE RECEIVED, MEDALLION FINANCIAL CORPORATION (the "Borrower") promises to pay to the order of FLEET BANK, N.A. (formerly NATWEST BANK N.A.) (the "Bank") on December 1, 1997 (the "Maturity Date") at the office of the Bank located at the place first above stated or such other place as the holder hereof may from time to time appoint in writing, in lawful money of the United States of America in immediately available funds, the principal sum of FIVE MILLION DOLLARS ($5,000,000) or such lesser amount as may then be the aggregate unpaid principal balance of all loans made by the Bank to the Borrower hereunder and under that certain Letter Agreement of even date herewith between the Bank and the Borrower (as it may be amended from time to time, the "Letter Agreement") as indicated on the schedule annexed hereto (each a "Loan" and collectively the "Loans"). The Borrower also promises to pay interest (computed on the basis of a 360 day year for actual days elapsed) at said office in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity at the rate set forth in Section 1(d) below.

     In consideration of the granting of the Loans evidenced by this Note, the Borrower hereby agrees as follows:

     1.   Revolving Credit Commitment.
          ----------------------------

     (a) The loans evidenced by this Note may be procured in one or more advances (each a "Loan" and collectively the "Loans") during the period (the "Credit Period") which commences on the date hereof and ends on December 1, 1997 (the "Termination Date") in an aggregate principal amount up to, but not exceeding at any time outstanding, the said principal sum of $5,000,000 (the "Commitment"). During the Credit Period the Borrower may use the Commitment by borrowing, prepaying in whole or in part and reborrowing, on a revolving basis, all in accordance with the terms and conditions hereof provided, however, that each such Loan or prepayment be in an amount not less than $50,000. Interest shall be paid on the unpaid principal amount of each Loan from time to time outstanding at a rate per annum, to be elected by the Borrower at the time each Loan is made, which shall be either (i) a fluctuating rate equal to the Prime Rate (the rate established from time to time by the Bank as its "prime rate") which interest rate shall change when and as the Prime Rate changes (Loans bearing interest at such fluctuating rate are hereinafter specifically called "Prime Rate Loans"), (ii) a fixed rate of 1.30% plus the Eurodollar Rate for an Interest Period of 1, 2, 3 or 6 months (a Loan bearing interest at this rate is sometimes hereinafter
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                                       2


called a "Eurodollar Loan"), or (iii) such other fixed rate as may be agreed upon between the Borrower and the Bank for an Interest Period which is also then agreed upon (a Loan bearing interest at this rate is sometimes hereinafter called an "Agreed Rate Loan" - Agreed Rate Loans and Eurodollar Loans are sometimes collectively referred to as "Fixed Rate Loans"); provided, however, that no interest period with respect to a Fixed Rate Loan shall extend beyond the Maturity Date; and provided, further, that if prior to the end of any such interest period the Borrower and the Bank fail to agree upon a new interest period therefor so as to maintain such Loan as a Eurodollar Loan or an Agreed Rate Loan within the pertinent time set forth in Section l(c)(i) hereof, such Fixed Rate Loan shall automatically be converted into a Prime Rate Loan at the end of such interest period and shall be maintained as such until a new Fixed Rate and a new interest period therefor are agreed upon. Interest on each Loan shall be payable monthly on the first day of each month commencing the first such day to occur after a Loan is made hereunder and, together with principal, on the maturity thereof. Interest on Fixed Rate Loans shall also be payable on the last day of each Interest Period applicable thereto, and in the case of any Interest Period exceeding three months, on each three month anniversary thereof.

     (b) The date and amount of each Loan and of each prepayment of principal shall be recorded by the Bank at the time of each Loan or prepayment on the schedule annexed hereto. All such notations shall be presumed to be correct and the aggregate net unpaid amount of Loans set forth in such schedule shall be presumed to be the principal balance hereof.

     (c) Each request for a Loan shall be subject to the satisfaction of the following conditions precedent:

          (i)  Loan Requests.  Requests for Eurodollar Loans, and for Interest
               -------------
Periods subsequent to the initial Interest Period applicable thereto, shall be made not less than three Business Days prior to the first day of each Interest Period for each such Loan. Requests for Agreed Rate Loans and Prime Loans may be made up until 1 p.m. on the date the Loan is to be made. Any request for a Loan may be written or oral, but if oral, written confirmation thereof must be received by the Bank within 3 Business Days thereafter.

          (ii) No Event of Default, or event which would be an Event of Default but for the giving of notice or the passage of time or both, has occurred and is continuing; and all of the representations and warranties made by the Borrower in Section 4 hereof shall be true and correct on and as of the date of such request as if made on and as of such date.

     (d) If any payment of principal and interest becomes due on a day on which the banks in New York, New York, are required or permitted by law to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extensions shall be included in computing interest in connection with such payment; provided, however, that if the result of any such extension would be to extend the maturity date of any Eurodollar Loan into another calendar month the payment shall be made on the
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                                       3

immediately preceding Business Day. The Borrower further agrees that after the stated or any accelerated maturity of the Loans, Prime Rate Loans shall bear interest (computed daily) at a rate of 2% per annum in excess of the rate hereinbefore provided for Prime Rate Loans and Fixed Rate Loans shall bear interest (computed daily) at a rate which shall be the greater of 2% per annum in excess of the rate for Prime Rate Loans hereinbefore provided for or 2% per annum in excess of the applicable Fixed Rate in effect at the time of such maturity. In no event shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law.

     (e) After the occurrence and during the continuation of any Event of Default, no outstanding Loan may be converted into, or continued as, a Fixed Rate Loan; accordingly, during such period, any outstanding Fixed Rate Loan shall be automatically converted at the end of the Interest Period in effect for such Fixed Rate Loan into a Prime Rate Loan.

     2.   Prepayment:  Subject to the indemnity set forth in Section 3 hereof
          -----------
with respect to Fixed Rate Loans, the Borrower may prepay any Loan at any time in whole or in part without premium or penalty. Each prepayment shall be made together with interest accrued thereon to and including the date of prepayment.

     3.   Indemnity and Yield Protection.  The Borrower hereby agrees to
          ------------------------------
indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any of the following:

     (a) the failure of the Borrower to borrow a Fixed Rate Loan after agreement shall have been reached on the amount, interest rate and Interest Period thereof;

     (b) the receipt or recovery by the Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a Fixed Rate Loan prior to the last day of an Interest Period applicable thereto; or

     (c) the conversion, prior to the last day of an applicable Interest Period, of one type of Fixed Rate Loan into another type of Fixed Rate Loan or into a Prime Loan.

     Without limiting the effect of the foregoing, the amount to be paid by the Borrower to the Bank in order to so indemnify the Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess,discounted to its present value as of the date paid to the Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such Fixed Rate Loan at the rate of interest applicable to such Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (ii) the amount of interest which would be earned by the Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or
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                                       4

not borrowed at the rate per annum determined by the Bank as the rate it would bid in the London interbank market for a deposit of Eurodollars in an amount approximately equal to such principal amount for a period of time comparable to the Indemnity Period.

A certificate as to any additional amounts payable pursuant to this Section 3 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by the Bank within 10 days of receipt of any such certificate. For purposes of this Section 3, all references to the "Bank" shall be deemed to include any participant in the Commitment and/or Loans.

     The indemnities set forth herein shall survive payment in full of all Fixed Rate Loans and all other Loans made pursuant to this Note and the Letter Agreement (as defined below).

     4.   Increased Costs.  If the Bank determines that the effect of any
          ---------------
applicable law or government regulation, guideline or order or the interpretation thereof by any governmental authority charged with the administration thereof (such as, for example, a change in official reserve requirements which the Bank is required to maintain in respect of loans or deposits or other funds procured for funding such loans) is to increase the cost to the Bank of making or continuing Fixed Rate Loans hereunder or to reduce the amount of any payment of principal or interest receivable by the Bank thereon, then the Borrower will pay to the Bank on demand such additional amounts as the Bank may determine to be required to compensate the Bank for such additional costs or reduction. Any additional payment under this section will be computed from the effective date at which such additional costs have to be borne by the Bank. A certificate as to any additional amounts payable pursuant to this
Section 4 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by the Bank within 10 days of receipt of any such certificate.

     5.   Alternate Rate of Interest.  In the event, and on each occasion, that
          --------------------------
on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Bank shall have determined (a) that dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the London interbank market, (b) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining such Eurodollar Loan during such Interest Period, or (c) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Bank shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrower. In the event of any such determination, until the circumstances giving rise to such notice no longer exist, no Eurodollar Loans will be made hereunder. Each determination by the Bank hereunder shall be conclusive absent manifest error.
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                                       5

     6.   Change in Legality.
          -------------------

     (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Bank to make or maintain any Eurodollar Loan, then, by written notice to the Borrower, the Bank may:

          (i) declare that Eurodollar Loans will not thereafter be made by the Bank hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to Prime Loans, in which event (x) all such Eurodollar Loans shall be automatically converted to Prime Loans as of the effective date of such notice as provided in paragraph (b) below and (y) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Prime Loans resulting from the conversion of such Eurodollar Loans.

     (b) For purposes of this Section 6, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the day of receipt by the Borrower.

     7.   Facility Fee.  As additional compensation for providing the Loans
          ------------
described herein, the Borrower agrees to pay to the Bank a non-refundable facility fee in an amount equal to 1/4 of 1% of the Commitment, payable quarterly in arrears.

     8.   Representations And Warranties.  The Borrower hereby represents and
          ------------------------------
warrants to the Bank that:

     (a) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business and in good standing under the laws of each state where its failure to so qualify would have a material adverse effect on the business, operations, property or other condition of the Borrower. The Borrower is a closed-end management investment company duly registered under the Investment Company Act of 1940, as amended, and is duly licensed as a small business investment company established under and operating in compliance with Title III of the Small Business Investment Act of 1958, as amended, ( 15 U.S.C. 681 et seq.), and the
                                                             -- ---
regulations promulgated thereunder.

     (b) This Note has been duly authorized, executed and delivered and constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms.
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                                       6

     (c) The execution and delivery of this Note, and performance hereunder, will not violate any provision of law.

     (d) There are no actions or proceedings pending before any court or governmental authority, bureau or agency, with respect to or threatened against or affecting the Borrower, which if determined adversely would have a material adverse effect on the business, the assets or the financial condition of the Borrower.

     (e) The Borrower is not in default under, or in violation of, any term of any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default or violation may have a material adverse effect on the business, the assets or the financial condition of the Borrower. The operations of the Borrower comply in all respects with all laws, ordinances and regulations applicable to it.

     (f) The Borrower is not a party to or bound by, nor are any of the properties or assets owned by it or used in the conduct of its business affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, or subject to any charter or other corporate restriction, which materially and adversely affects the business, assets or financial condition of the Borrower.

     (g) All balance sheets, profit and loss statements and other financial information heretofore furnished to the Bank are true, correct and complete and present fairly the financial condition of the Borrower as at the dates thereof and for the periods covered thereby, including contingent liabilities of every kind, which financial condition has not materially adversely changed since the date of the most recently dated balance sheet of the Borrower heretofore furnished to the Bank.

     (h) No part of the proceeds of the Loans will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purpose of purchasing or carrying, any margin stock as such term is defined in Sec. 221.2 of Regulation U of the Board of Governors of the Federal Reserve System.

     (i) The Borrower and its Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all rules and regulations thereunder. Neither the Borrower nor any of its Subsidiaries has any unfunded vested liability under any type of plan described in Section 4021(a) of ERISA ("Plan") and no reportable event, as set forth in Section 4043(c) of ERISA, has occurred or is continuing with respect to any Plan.

     (j) None of the real property owned or leased by the Borrower or any of its Subsidiaries that is a location of collateral pledged to the Bank (the "Real Property")
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                                       7

contains, or to the best knowledge of the Borrower has previously contained, any hazardous or toxic waste or substances or underground storage tanks in violation of any applicable environmental law; the Real Property is in compliance with all applicable environmental law; the Real Property is in compliance with all applicable federal, state and local environmental standards and requirements affecting such Real Property, and there are no environmental conditions which could interfere with the continued use of the Real Property; the Borrower has not received any notices of violations or advisory action by regulatory agencies regarding environmental control matters or permit compliance; hazardous waste has not been transferred from any of the Real Property to any other locations which is not in compliance with all applicable environmental laws, regulations or permit requirements; and with respect to the Real Property, there are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower, contemplated under any federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, to which the Borrower is named as a party.

     9.   Financial Statements. The Borrower shall deliver to the Bank:
          --------------------

     (a) Annually, as soon as available, but in any event within 95 days after the last day of each of its fiscal years, a copy of the Borrower's annual consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at such last day of the fiscal year, and consolidated and consolidating statements of income and retained earnings and cash flows, for such fiscal year, each prepared on a consolidating and consolidated basis in accordance with generally accepted accounting principles consistently applied and certified without qualification by a firm of independent certified public accountants satisfactory to the Bank;

     (b) At the same time as it delivers the certified financial statements required by Section 5(a), the Borrower shall use its best efforts to deliver, a certificate of the independent certified public accountants of the Borrower addressed specifically to both the Borrower and the Bank to the effect that during the course of their audit of the operations of the Borrower and its condition as of the end of the fiscal year, nothing has come to their attention which would indicate that an Event of Default hereunder, or an event with the giving of notice or the lapse of time or both would constitute such an Event of Default, has occurred or that there was any violation of the covenants of the Borrower contained in this Note or the Letter Agreement, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement, and stating that it is aware that the Bank is relying on such financial statements;

     (c) Promptly upon receipt thereof, copies of all other reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit or review off the books of the Borrower made by such accountants;

     (d) As soon as available but in any event within 50 days of the close of each fiscal quarter of the Borrower, the consolidated and consolidating balance sheets of the Borrower
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                                       8

as of the last day of such quarter, and consolidated and consolidating statements of income and retained earnings and cash flows of the Borrower as of the last day of and for such quarter and for the portion of the fiscal year then elapsed, each such statement to be certified by the chief financial or accounting officer of the Borrower, in each case as having been prepared in accordance with generally accepted accounting principles consistently applied;

     (e) copies of all notices, filings and other communications as and when distributed to shareholders of the Borrower; and

     (f) registration statements and any amendments and supplements thereto, and any regular and periodic reports filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission;

     (g) monthly, and not later than the 15th day of each month, (i) an aging of
                                         --
the accounts receivable of the Borrower displayed on a 30/60/90 day basis, and
(ii) a borrowing base certificate (in a format satisfactory to the Bank) for the Borrower with a breakout indicating what percentage of aggregate Borrower Loans (as defined below) constitute Medallion Loans and.what percentage constitutes Commercial Loans (as such terms are defined below), each as of the last day of the immediately preceding month. To the extent that any such document reveals that, or at any time the Borrower has knowledge that, the aggregate obligations then outstanding under this Note and the Letter Agreement are in excess of the borrowing limitations set forth in Paragraph 1 of the Letter Agreement, the Borrower shall then pay such excess to the Bank to be applied against its obligations then outstanding to the Bank in such manner as the Bank in its sole discretion may determine;

     (h) such other statements and reports as shall be reasonably requested by the Bank;

     (i) At the same time as it delivers the financial statements required under the provisions of Subsections 6(a) and 6(b), a certificate signed by the president and the chief financial, or accounting, officer of the Borrower, to the effect that no Event of Default hereunder or under any other agreement to which the Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default, has occurred.

     10.  Affirmative Covenants.  So long as the Commitment remains in effect or
          ---------------------
there are any Obligations (as defined below) owing to the Bank, the Borrower will:

     (a) with respect to its properties, assets and business, maintain insurance against loss or damage, to the extent that property, assets and businesses of similar character are usually so insured by companies similarly situated and operating like properties, assets or businesses with insurance companies believed by the Borrower to be responsible;
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                                       9

     (b) duly pay and discharge all taxes or other claims which might become a lien upon any of its property except to the extent that such items are being in good faith appropriately contested;

     (c) maintain, preserve and keep its properties in good repair, working order and condition, and make all reasonable repairs, replacements, additions, betterments and improvements thereto;

     (d) conduct its business in substantially the same manner and in substantially the same fields as such business is now carried on and conducted; it being expressly understood that the Borrower will deliver 60 days advance written notice to the Bank of any material change to the conduct of the Borrower's business, and the Bank shall, as a result of such impending change, have the right, in its sole discretion, to make unilateral adjustments to the calculation of the Borrowing Base Amount (as defined in the Letter Agreement) without further notice to, or the consent of, the Borrower;

     (e) comply with all statutes, rules and regulations and maintain its corporate existence;

     (f) permit the Bank to make or cause to be made (by a third party), at the Borrower's sole cost and expense, (i) field audits of the Borrower on an annual basis, and (ii) inspections and audits of any books, records and papers of the Borrower and to make extracts therefrom at all such reasonable times and as often as the Bank may reasonably require;

     (g) use the proceeds of the Loans for the following purposes and for no other purpose: for working capital purposes, including without limitation, for the Borrower to make Medallion Loans and Commercial Loans (as such terms are defined below);

     (h) maintain at all times a ratio of the total Borrowing Base Amount (as defined in the Letter Agreement) to outstanding debt of not less than 1.5 to 1.0;

     (i) with respect to the Real Property, (1) indemnify the Bank against any liability, loss, cost, damage, or expense (including, without limitation, reasonable attorney's fees) arising from (i) the imposition or recording of a lien by any local, state, or federal government or governmental agency or authority pursuant to any federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof (an "Environmental Law"); (ii) claims of any private parties regarding violations of any Environmental Law; and (iii) costs and expenses (including, without limitation, reasonable attorneys fees and fees incidental to the securing of repayment of such costs and expenses) incurred by Borrower or any of its Subsidiaries or the Bank in connection with compliance by Borrower or any of its Subsidiaries or the Bank with any statute, regulation or order issues pursuant to any Environmental Law by any local, state or federal government or governmental agency or authority, (2) at any time the Borrower has knowledge that it has
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                                       10

violated, has incurred liability under, or any of the Real Property has any lien or exposure of lien under, any federal, state or local environmental law, the Borrower shall furnish to the Bank a certificate as to the action the Borrower is taking or proposes to take with respect thereto and (3) at the request of the Bank, which request will not be made on more than one occasion during any twelve month period, the Borrower shall undertake, at its sole expense, any environmental investigation and examination of the Real Property which the Bank may require, including, without limitation, an environmental investigation and examination of the Real Property by a consultant satisfactory to the Bank; and

     (j) immediately give notice to the Bank that an Event of Default has occurred or that an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and specifying the action which the Borrower has taken and proposes to take with respect thereto.

     11.  Negative Covenants.  So long as the Commitment remains in effect or
          ------------------
there are any Obligations (as defined below) owing to the Bank, the Borrower will not:

     (a) consummate any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets (other than sales in the ordinary course of business); except that any Subsidiary which is wholly-owned by the Borrower may merge with or consolidate into the Borrower provided that the Borrower is the surviving corporation;

     (b) except for Obligations owing to the Bank, not assume, endorse, be or become liable for or guarantee the obligations of any corporation, partnership, limited liability company, individual or other entity that is a Subsidiary or affiliate, whether now existing or hereafter created;

     (c) create, assume or permit to exist, any mortgage, pledge, lien or encumbrance of or upon or security interest in, any of its property or assets now owned or hereafter acquired except (i) mortgages, liens, pledges and security interests in favor of the Bank; (ii) liens in existence on the date hereof; (iii) other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; and (iv) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; and

     (d)(i) terminate any Plan so as to result in any material liability to The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the"PBGC"), (ii) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Borrower to any material tax, penalty or other liability, (iii) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

     12.  Collateral Security.
          -------------------

     (a) As collateral security for the payment of any and all sums owing under this Note and the Letter Agreement and all other obligations, direct or contingent, joint, several or independent, of the Borrower and each endorser or guarantor hereof now or hereafter existing, due or to become due to, or held, or to be held by, the Bank (including without limitation obligations to the Bank in connection with the Borrower's exposure to the Bank under any now existing or hereafter arising interest rate hedging agreement), whether created directly or acquired by assignment or otherwise (all of such obligations, including this Note, are hereinafter called the "Obligations"), the Borrower hereby grants to the Bank a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence of any Event of Default be set-off, appropriated and applied by the Bank against any of the Obligations whether or not such Obligations are then due or are secured by any collateral, or, if they are so secured, whether or not such collateral held by the Bank is considered to be adequate and with respect to all collateral security the Bank shall have all the rights and remedies available to it under the Uniform Commercial Code of New York and other applicable law.

     (b) In addition to the collateral described in Section 9(a) hereof, payment of the Obligations is also secured by a first priority security interest in all personal property and fixtures of the Borrower wherever located and whether now owned or hereafter acquired, and including without limitation the notes, instruments and documents evidencing the Borrower Loans, and all property and rights, including without limitation Underlying Collateral, which now or hereafter secure Borrower Loans and all rights and remedies of Borrower with respect thereto, all as described in one or more security agreements (the "Security Agreement") executed by the Borrower in favor of the Bank.

     13.  Events of Default.  If any one or more of the following events
          -----------------
("Events of Default") shall occur, the entire unpaid balance of the principal of and interest on the Obligations shall immediately become due and payable:

     (a) Failure to make any payment of principal or interest in respect of any of the Obligations when due; or,

     (b) Failure to observe any of the agreements of the Borrower contained in Sections 10 or 11 hereof or under the Letter Agreement; or,

     (c) Failure by the Borrower to perform any other term, condition or covenant of this Note or the Letter Agreement, the Security Agreement, or any other agreement, instrument or document delivered pursuant hereto or in connection herewith or therewith, which shall remain unremedied for a period of 15 days after notice thereof shall have been given by the Bank to the Borrower; or,

     (d) (i) Failure to perform any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or other instrument or agreement in connection with the borrowing of money or the obtaining of advances or credit to which the Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), so that, as a result of any such failure to perform (regardless of the satisfaction of any requirement for the giving of appropriate notice thereof or the lapse of time), the indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable; or,

          (ii) any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof (regardless of the satisfaction of any requirement for the giving of appropriate notice thereof or the lapse of time), the indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable; or,

          (iii) any indebtedness included in any Debt Instrument or secured or covered thereby is not paid when due; or

     (e) Any representation or warranty made in writing to the Bank in this Note, the Letter Agreement, or the Security Agreement or in connection with the making of the loan evidenced hereby or any certificate, statement or report made in compliance with this Note or such other agreement, shall have been false in any material respect when made; or

     (f) An order for relief under the Federal Bankruptcy Code as now or hereafter in effect, shall be entered against the Borrower, or any Subsidiary; or the Borrower, or any Subsidiary shall become insolvent, generally fail to pay its debts as they become due, make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, petition or apply to any tribunal for the appointment of a receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of thirty days or more; or the Borrower, or any Subsidiary or endorser or guarantor hereof by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a receiver of or any trustee for it or any substantial part of any of its properties, or shall suffer any such receivership or trusteeship to continue undischarged for a period of thirty days or more; or,

     (g) Any judgment against the Borrower, or any Subsidiary or any attachment, levy or execution against any of its properties for any amount shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty days or more; or,

     (h) The Bank shall have determined, in its sole discretion, that one or more conditions exist or events have occurred which may result in a material adverse change in the business, properties or financial condition of the Borrower.

     14.  Payments.  All payments by the Borrower on account of principal,
          --------
interest, or any other sum due hereunder, shall be made in lawful money of the United States of America in immediately available funds. The Bank may charge any account of the Borrower maintained at any office of the Bank for any such amount due hereunder. If any payment of principal or interest becomes due on a day on which the banks in New York, New York, are required or permitted by law to remain closed, such payment may be made on the next succeeding business day on which such banks are open, and such extensions shall be included in computing interest in connection with such payment.

     15.  Notices.  All notices, requests and other communications pursuant to
          -------
this Note shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested) or telegram, addressed as follows:

          (a)  if to the Borrower:

          Medallion Financial Corporation
          205 East 42nd Street
          New York, New York 10017
          Attn: Daniel Baker, Treasurer and CFO

          and,

          (b)  if to the Bank:

          Fleet Bank, N.A.
          175 Water Street
          New York, New York 10036
          Attn: Michael Moschetta, Assistant Vice President

Any notice, request or communication hereunder shall be deemed to have been given when deposited in the mails, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph Borrower, addressed as aforesaid. Any party may change the person or address to whom or which the notices are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

     16.  Governing Law; Severability.  This Note and the rights and obligations
          ---------------------------
of the parties shall be construed and interpreted in accordance with the laws of the State of New York and the Borrower consents to the jurisdiction of the courts of New York in any action brought to enforce any rights of the Bank under this Note. The provisions of this Note are severable and if any clause or provision shall be held invalid or unenforceable in whole or in part in any Jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Note in any jurisdiction.

     17.  Definitions.  As used herein:
          -----------

     "Borrower Loan" shall mean any loan or advance made in the ordinary course
      -------------
of business by Borrower to or for the account of any client or customer of Borrower resident in the United States of America. Any loan, advance or extension of credit made at a different point in time than another loan, advance or extension of credit shall be deemed to be separate and distinct Borrower Loans.

     "Business Day" means any day other than a day on which the Banks in New
      ------------
York, New York are required or permitted by law to remain closed.

     "Commercial Loans" shall mean Borrower Loans that are secured in whole or
      ----------------
in part by real property and that are not Medallion Loans.

     "Eurodollar Rate" means with respect to any Eurodollar Loan Interest
      ---------------
Period, the rate per annum determined by the Bank to be the rate at which deposits in U.S. dollars are offered by a Reference Bank (selected by the Bank) in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period divided by one minus the Eurodollar Reserve Percentage.
                      -----

     "Eurodollar Reserve Percentage" means for any day that percentage
      -----------------------------
(expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Fixed Rate" means either the Eurodollar Rate or the Agreed Rate plus the
      ----------
applicable
margin.

     "Interest Period" means that period selected by the Borrower, within the
      ---------------
limitations of the first paragraph of this Note, during which a Fixed Rate Loan may bear interest at the applicable Fixed Rate.

     "Medallion" shall mean the metal plate which displays the license number of
      ---------
a licensed Taxicab on the outside of the vehicle and which is issued by the New York City Taxi and Limousine Commission, or by any other similar governmental authority for a jurisdiction other than New York City charged with the authority to issue licenses for the operation of Taxicabs.

     "Medallion Loans" shall mean Borrower Loans secured in whole or in part by
      ---------------
Medallion Rights.

     "Medallion Rights" shall mean all license, operating and/or subscription
      ----------------
rights to Taxicab Medallion(s), and all license, operating and/or subscription rights evidenced by such Medallions, and all renewals thereof, in which a perfected security interest has been obtained by Borrower to secure the Borrower Loan made by Borrower to such Person, and assigned to the Bank, pursuant to the Security Agreement.

     "Reference Banks" means banks appearing in the display designated as page
      ---------------
"LIBOR" on the Reuters' Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Offered Rates of major banks); provided that if no such offered rate shall appear on such display, "Reference Banks" shall mean one or more major banks in the London interbank market as selected by the Bank.

     "Subsidiary" or "Subsidiaries" means any corporation or corporations of
      ----------------------------
which the Borrower, alone, or the Borrower and/or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors.

     "Taxicab" shall mean a motor vehicle carrying passengers for hire, duly
      -------
licensed as a taxicab by the Taxi and Limousine Commission, or any other Governmental Authority for a jurisdiction other than New York City, and permitted to accept hails from passengers in the street.

     "Underlying Collateral" shall mean all of Borrower's rights with respect
      ---------------------
to, or interest in, any and all present and future Medallion Rights, equipment, Real Property, fixtures, machinery, future accounts, accounts receivable, receivables, contracts, contract rights, general intangibles, books, desks, notes, bills, drafts, acceptances, choses in action, chattel paper, instruments, documents and other forms of obligations and property, real, personal or mixed, tangible or intangible, at any item owing to or owned by any Person to whom borrower has made a Borrower Loan, or any guarantor of such Person.

     18.  Miscellaneous.
          -------------

     (a) All agreements, representations and warranties made herein shall survive the delivery of this Note. The Borrower waives trial by jury, set-off and counterclaim of any nature or description in any litigation in any court with respect to, in connection with, or arising out of, this Note or any instrument or document delivered pursuant hereto or the validity, protection, interpretation, collection or enforcement hereof.

     (b) No modification or waiver of or with respect to any provision of this Note, or consent to any departure by the Borrower from any of the terms or conditions hereof, shall in any event be effective unless it shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

     (c) Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank or the holder of this Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.

     (d) In the event that this Note is placed in the hands of an attorney for collection by reason of any default hereunder, the Borrower agrees to pay reasonable attorney's fees so incurred. The Borrower promises to pay all expenses of any nature as soon as incurred whether in or out of court and whether incurred before or after this Note shall become due at its maturity date or otherwise and costs which the Bank may deem necessary or proper in connection with the satisfaction of the indebtedness or the administration, supervision, preservation, protection (including but not limited to maintenance of adequate insurance) of or the realization upon the collateral.

     (e) The Borrower hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, and any or all other notices or demands except as otherwise expressly provided for herein.

     (f) All accounting terms not otherwise defined in this Note shall have the meanings ascribed thereto under generally accepted accounting principles.

     (g) This Note, the Letter Agreement, the Security Agreement and any other agreements, documents and instruments executed and delivered pursuant to or in connection with the Obligations contain the entire agreement between the parties relating to the subject matter hereof and thereof. The undersigned expressly acknowledges that the Bank has not made and the undersigned is not relying on any oral representations, agreements or commitments of the Bank or of any officer, employee, agent or representative thereof. To the extent there is any inconsistency between the terms of this Note and the Letter Agreement, the terms of this Note shall control.

     (h) This Note shall supersede and replace that certain $2,000,000 Note of Tri-Magna Corporation dated as of September 1, 1995, as amended, and all outstanding indebtedness under such prior note shall be deemed to be evidenced by this Note.


                              MEDALLION FINANCIAL CORPORATION


                              By    /s/ Daniel F. Baker, Treasurer
                                    ------------------------------
                                                            (Title)

                          LOAN AND REPAYMENT SCHEDULE

                  PROMISSORY NOTE DATED as of December 1, 1996


                        MEDALLION FINANCIAL CORPORATION
                        -------------------------------

                              to FLEET BANK, N.A.



                             Last Day    Amount of   Unpaid
        Amount   Rate of   of Interest   Principal  Principal  Notation
 Date   of Loan  Interest     Period     Repayment  Repayment  Made By





























-----------------------------------------------------------------------



                   ENDORSEMENT NO. 1 TO REVOLVING CREDIT NOTE


     The undersigned, MEDALLION FINANCIAL CORPORATION (the "Borrower") and FLEET BANK, N.A. (the "Bank") hereby agree that the $5,000,000 Revolving Credit Note of the Borrower in favor of the Bank dated as of December 1, 1996 (the "Note"), to which this Endorsement is attached, is hereby amended as follows:

     All references in the Note to the amount "$5,000,000" or "FIVE MILLION DOLLARS ($5,000,000)" are hereby amended to read "$6,000,000" or "SIX MILLION DOLLARS ($6,000,000)".

     Except as expressly amended by this Endorsement all the terms and conditions of the Note to which this Endorsement is attached shall continue in full force and effect.

     This Endorsement shall be as of February 10, 1997.


                         MEDALLION FINANCIAL CORPORATION



                         By:  /s/ Daniel Baker
                              ----------------
                              Daniel Baker, CFO and Treasurer



                         FLEET BANK, N.A.



                         By:  /s/ Michael B. Moschetta
                              ------------------------
                              Michael B. Mochetta, AVP